SCHEDULE A
Amended as of February 28, 2021

to the

EXPENSE LIMITATION AGREEMENT

dated January 22, 2016 between

GALLERY TRUST

and
MONDRIAN INVESTMENT PARTNERS LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Mondrian International Value Equity Fund	0.74%	February 28, 2023
Mondrian Emerging Markets Value Equity Fund	0.92%	February 28, 2023
Mondrian International Government Fixed Income Fund	0.60%	February 28, 2023
Mondrian U.S. Small Cap Equity Fund	0.90%	February 28, 2023
Mondrian Global Listed Infrastructure Fund	0.95%	February 28, 2023
Mondrian Global Equity Value Fund	0.74%	February 28, 2023

ACKNOWLEDGED AND ACCEPTED BY:

GALLERY TRUST

/s/ James Bernstein
Name: James Bernstein
Title: Vice President & Secretary

MONDRIAN INVESTMENT PARTNERS LIMITED

/s/ David Tilles
Name: David Tilles
Title: Executive Chairman

A-1